UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
Metalico, Inc.

(Name of Registrant as Specified In Its Charter)
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186 North Avenue East
Cranford, New Jersey 07016

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Metalico, Inc. The meeting will be held at the Newark Liberty International Airport Marriott Hotel, Newark Liberty International Airport, Newark, New Jersey, at 9:30 a.m. local time, on Tuesday, May 22, 2007.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes two items to be voted on by the stockholders. At the Annual Meeting, I will also report on Metalico’s current operations and will be available to respond to questions from stockholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. You are urged, therefore, to complete, sign, date and return the enclosed proxy form even if you plan to attend the meeting.

I hope you will join us.

Sincerely,

Carlos E. Agüero
President and Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 22, 2007
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SHAREHOLDER PERFORMANCE
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2008
COPIES OF ANNUAL REPORTS ON FORM 10-K

METALICO, INC.
186 North Avenue East
Cranford, New Jersey 07016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Metalico, Inc., a Delaware corporation (the “Company”), will be held on May 22, 2007, at 9:30 a.m. local time at the Newark Liberty International Airport Marriott Hotel, Newark Liberty International Airport, Newark, New Jersey, for the following purposes:

1. To elect six Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected;

2. To approve amendments to the Company’s Third Amended and Restated Certificate of Incorporation increasing (i) the number of authorized common shares from 40,000,000 shares to 50,000,000 shares and (ii) the number of shares of common stock issuable upon exercise of stock options and warrants to be excluded from certain provisions affecting the recalculation of the preferred stock conversion price; and

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on April 5, 2007, are entitled to vote at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid, self-addressed envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Arnold S. Graber
Executive Vice President, General Counsel and
Secretary

Cranford, New Jersey
April 12, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE TELEPHONE OR INTERNET VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.

METALICO, INC.
186 North Avenue East
Cranford, New Jersey 07016

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2007

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.001 par value per share, and preferred stock, $.001 par value per share of Metalico, Inc., a Delaware corporation (the “Company,” “we,” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at our 2007 Annual Meeting of Stockholders to be held at the Newark Liberty International Airport Marriott Hotel, Newark Liberty International Airport, Newark, New Jersey, at 9:30 a.m. local time, on Tuesday, May 22, 2007, and at any postponement or adjournment thereof.

This Proxy Statement and the accompanying proxy form are first being mailed to our stockholders on or about April 12, 2007.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the attached Notice of Meeting and described in detail in this Proxy Statement, which are the election of Directors and the approval of amendments to our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). In addition, management will respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 5, 2007 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

What voting rights will stockholders have?

Holders of both our common stock and our preferred stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. Under our Certificate of Incorporation, holders of shares of common stock and holders of shares of preferred stock vote together as a single class and not as separate classes.

How many votes will be required for approval?

Holders of our preferred stock may nominate up to four of our Directors under our Certificate of Incorporation and, by agreement, holders of a majority of the outstanding shares (including shares of preferred stock) are committed to voting in favor of the nominees designated by the preferred stockholders. See “Security Ownership of Certain Beneficial Owners and Management — Stockholders’ Agreement” below. However, two investors entitled to seats on our Board have previously waived in writing their rights to nominate Directors and subsequently one of those investors relinquished its right to designate a nominee by reducing its holdings of our stock. Votes may be cast in favor of the election of each Director nominee or withheld for any or all of the nominees. The affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present, will be required for the election of each Director. The affirmative vote of a majority of the shares of stock outstanding and, separately, the affirmative vote of holders of at least 67% of our outstanding preferred stock will be required for approval of the amendments to our Certificate of Incorporation. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the election of officers.

How many shares of stock are outstanding and entitled to vote at the Annual Meeting?

As of the record date for the Annual Meeting, April 5, 2007, we had 12,268,639 shares of common stock outstanding and entitled to be voted and 13,864,974 shares of preferred stock outstanding and entitled to be voted, or a total of 26,133,613 shares outstanding and entitled to vote. We have no other classes of stock issued or outstanding.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of the outstanding shares of our stock entitled to vote (meaning a majority of the combined total of outstanding common and preferred shares) will constitute a quorum.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum.

What are the Board’s recommendations?

Unless you give other instructions on your proxy form, the persons named as proxy holders on the proxy form will vote in accordance with the recommendations of our Board of Directors. The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the Directors named in this Proxy Statement as described in Proposal 1; and

•	“FOR” approval of the amendments to our Certificate of Incorporation as described in Proposal 2.

How are votes counted?

In the election of Directors, you may vote “FOR” each nominee or your vote may be “WITHHELD” with respect to each nominee. For the approval of the amendments to our Certificate of Incorporation, you may: (a) vote for the matter, (b) vote against the matter, or (c) abstain from voting on the matter. The results of votes cast by proxy are tabulated and certified by our transfer agent, Corporate Stock Transfer, Inc. Then, votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as an election inspector for the Annual Meeting. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum — that is, a majority of the holders of the outstanding shares entitled to vote. Abstentions, however, do not constitute a vote “for” or “against” any matter, except with respect to amendments to our Certificate of Incorporation, and thus will be disregarded in the calculation of “votes cast.”

How do I vote?

You can vote either by completing, signing and dating the proxy form you received with this Proxy Statement and returning it in the envelope provided, or by attending the Annual Meeting and voting in person if you are a stockholder of record. If you are a beneficial owner of your shares, you may also use telephone or internet voting procedures if your broker provides them. If you are a beneficial owner of your shares and you wish to vote in person, then you must bring to the Annual Meeting a copy of a brokerage statement reflecting your stock ownership as of April 5, 2007. Regardless of how you own your shares, you must also bring appropriate positive identification in order to vote at the Annual Meeting.

How will my proxy be voted?

If your proxy in the accompanying form is properly executed, returned to and received by us prior to the meeting and is not revoked, it will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on one or more of the proposals, the shares for which you have given your proxy will, in the absence of your instructions, be voted “FOR” all proposals described in this Proxy Statement and, as to any other matters properly brought before the Annual Meeting or any postponement or adjournment thereof, in the sole discretion of the proxies in accordance with the directions indicated on the proxy form.

A stockholder who returns a proxy form may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our corporate Secretary, (ii) properly submitting to us a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

Those terms refer to the following. You are a:

“Stockholder of record” if your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, Inc. You are considered, with respect to those shares, to be the stockholder of record, and these proxy materials have been sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy to us or to vote in person at the Annual Meeting. We have enclosed a proxy form for you to use.

“Beneficial owner” if your shares are held in a stock brokerage account, including an Individual Retirement Account, or by a bank or other nominee. You are considered to be the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares (your broker or nominee has enclosed a voting instruction card for you to use) and you are invited to attend the Annual Meeting.

What are “broker non-votes”?

If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes” with respect to that proposal. “Broker non-votes” are shares held by a broker or nominee with respect to which the broker or nominee does not have discretionary power to vote on a particular proposal or with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting, even though the same shares will be considered present for quorum purposes and may be entitled to vote on other proposals.

What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting. However, if any additional matters are properly presented at the Annual Meeting, your signed proxy form gives authority to the proxies designated for the Annual Meeting to vote on those matters in their discretion.

Who pays for the cost of soliciting proxies?

This solicitation of proxies is made by our Board of Directors and the Company will bear the cost. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Third Amended and Restated Certificate of Incorporation provides that the Company’s Board will consist of not more than seven Directors. The Company’s Bylaws state that the exact number of Directors will be determined from time to time by resolution adopted by the affirmative vote of a majority of the Directors then in office. The authorized number of Directors of the Company is currently set at seven. Each Director will be elected to serve until his term has expired and until his successor has been duly elected and qualified. The Third Amended and Restated Certificate of Incorporation and Bylaws provide for a single class constituting the entire Board of Directors, to be elected at the Annual Meeting except in cases of vacancies between Annual Meetings. All of the Directors were previously elected to their present terms of office by stockholders of the Company. At the 2007 Annual Meeting of Stockholders, six Directors are to be re-elected for a term expiring at the next Annual Meeting or until election and qualification of their successors. One position on the Board is expected to remain vacant at this time and the Board has no current plans to fill this vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The accompanying proxy solicited by the Board of Directors will be voted for the election of the nominees named below for a term expiring at the 2008 Annual Meeting of Stockholders, unless the proxy form is marked to withhold authority to vote for such nominees. All nominees are at present members of the Company’s Board of Directors.

The nominees for election to the Board of Directors at the 2007 Annual Meeting of Stockholders are set forth below. If any of the nominees should become unavailable for election to the Board of Directors, the proxy holders or their substitutes will be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of Directors.

Carlos E. Agüero, age 54, founded the Company in August 1997 and has served as its Chairman of the Board, President and Chief Executive Officer since that time. From 1990 to 1996, he held the positions of President, Chief Executive Officer and a director of Continental Waste Industries, which he founded in 1990 and helped guide through more than thirty acquisitions and mergers. Continental commenced trading on the Nasdaq National Market in 1993 and was acquired by Republic Industries in 1996.

Michael J. Drury, age 50, has been an Executive Vice President since our founding in August 1997 and a Director since September 1997. He served as our Secretary from March 2000 to July 2004. From 1990 to 1997, Mr. Drury was Senior Vice President, Chief Financial Officer and a director of Continental Waste Industries. He has a degree in accounting and is experienced in acquisition development, investor relations, operations and debt management.

Earl B. Cornette, age 81, has been a Director since September 1997. Since 1995, Mr. Cornette has been President of EBC Consulting, Inc., a consulting firm in the lead and environmental industries based in Palm Harbor, Florida. From 1990 to 1995, Mr. Cornette was Chairman of the board of directors of Schuylkill Holdings Corporation, a secondary lead smelter. From 1989 to 1997, Mr. Cornette was Chairman of the Association of Battery Recyclers, an organization composed of secondary lead smelting companies dedicated to sound recycling practices and good environmental controls. From 1995 to 1997, Mr. Cornette was also a consultant to ENTACT, Inc., a firm that specializes in environmental cleanups, especially lead related.

Bret R. Maxwell, age 48, has been a Director since September 1997. He has been the managing general partner of MK Capital LP, a venture capital firm specializing in investments in technology and outsourcing companies, since its formation in 2002. Beginning in 1982, Mr. Maxwell was employed by First Analysis Corporation, where he founded the venture capital practice in 1985 and was later co-chief executive officer. Mr. Maxwell has been designated a Director by, collectively, five investment funds managed by Mr. Maxwell, First Analysis Corporation, and others that hold a portion of the Company’s preferred stock, pursuant to our Third Amended and Restated Certificate of Incorporation and to the Stockholders’ Agreement described below. He is the managing general partner of three of the funds and a general partner of the other two. Mr. Maxwell chairs the Board’s Compensation Committee.

Walter H. Barandiaran, age 54, has been a Director since June 2001. He is a founder and a managing partner of The Argentum Group, a New York-based private equity firm founded in 1987 that serves as a general partner of several investment funds focusing in the healthcare services, information technology, industrial sector, and outsource businesses. Mr. Barandiaran also serves as the chairman of HorizonWimba, Inc., a software platform for virtual classrooms and collaboration tools, since 2002; and as the chairman of AFS Technologies, Inc., a provider of ERP software to the food industry, since 2003. Mr. Barandiaran was also the chief executive officer of HorizonWimba, Inc. from 2002 until 2004. He additionally serves on the boards of directors of several privately held corporations in which The Argentum Group or its affiliates have invested. Mr. Barandiaran has been designated as a Director by, collectively, two investment funds (Argentum Capital Partners, L.P., and Argentum Capital Partners II, L.P.) that hold a portion of the Company’s preferred stock, pursuant to our Third Amended and Restated Certificate of Incorporation and to the Stockholders’ Agreement described below.

Paul A. Garrett, age 60, has been a Director since March 2005. From 1991 to 1998 he was the chief executive officer of FCR, Inc., an environmental services company involved in the recycling of paper, plastic, aluminum, glass and metals. Upon FCR’s merger in 1998 into KTI, Inc., a solid waste disposal and recycling concern that operated waste-to-energy facilities and manufacturing facilities utilizing recycled materials, he was appointed vice chairman and a member of KTI’s Executive Committee. He held those positions until KTI was acquired by Casella Waste Systems, Inc., in 1999. For a period of ten years before his entry into the recycling industry Mr. Garrett was an audit partner with the former Arthur Andersen & Co. He also serves as a director of AFS Technologies, Inc., a provider of ERP software to the food industry, and Environmental Quality Management, Inc., an environmental remediation concern.

The Board of Directors has determined that each of the Directors other than Carlos E. Agüero and Michael J. Drury is “independent” under the applicable standards of the Securities and Exchange Commission and the American Stock Exchange.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

On March 6, 2007, our Board of Directors adopted, subject to stockholder approval, amendments (the “Amendments”) to the Company’s Certificate of Incorporation that, upon effectiveness, would (i) increase the total number of authorized shares of common stock from 40,000,000 shares to 50,000,000 shares and (ii) increase an exclusion of the number of shares of common stock issuable upon exercise of stock options and warrants from a provision affecting the recalculation of the conversion price for shares of our preferred stock to 3,379,635 shares. The text of the Amendments is attached to this Proxy Statement as Appendix A. If the proposed Amendments are approved by stockholders, they would become effective upon filing with the Secretary of State of the State of Delaware, which would occur promptly after the Annual Meeting.

Increase in Authorized Common Stock

Under our Certificate of Incorporation as currently in effect, the Company is authorized to issue up to 40,000,000 shares of common stock. As of March 31, 2007, we had issued and outstanding 12,268,639 shares of common stock, 13,864,974 shares of preferred stock (which are currently convertible to common on a one-for-one basis), 3,379,635 shares reserved for grants of options and warrants under our 1997 and 2006 Long-Term Incentive Plans, and 352,146 shares of common stock reserved under outstanding warrants.

Our Board of Directors believes that the increase in the authorized number of shares of common stock is important to provide enough available shares to be used in raising additional capital when needed for, among other needs, mergers and acquisitions and other possible financings. The contemplated increase in authorized shares of common stock will provide a sufficient reserve of the Company’s common stock for general corporate purposes and growth. The Board also believes that an increase in the total number of shares of authorized common stock will give the Company greater flexibility in responding quickly to advantageous business opportunities. The Company believes that it will continue to have access to attractive acquisition opportunities, some of which could be large acquisitions. If the Company were to close one or more large acquisitions, it would probably be necessary or advantageous for the Company to use stock as an acquisition currency or as a means of raising equity capital to reduce the debt incurred to fund the acquisitions. Such additional authorized shares of common stock would be available for issuance at the discretion of the Board of Directors without further shareholder approval (subject to certain provisions of law if applicable) for use in connection with possible acquisitions, joint ventures, stock dividends, stock splits, to take advantage of future opportunities for equity financing, and for other general corporate purposes.

The additional shares of common stock for which authorization is sought in this proposal would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding.

We have no arrangements, agreements, or understandings in place at the present time for the issuance or use of the additional shares of common stock to be authorized by the proposed Amendment. The Board of Directors does not intend to issue any common stock or securities convertible into common stock except on terms that the Board of Directors deems to be in best interests of the Company and its stockholders.

Although an increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, this proposal to adopt the Amendments is not in response to any effort of which we are aware to accumulate our stock or obtain control of the Company. Nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

Increase in Exclusion

Our Certificate of Incorporation provides that shares of our preferred stock convert to shares of our common stock in a number equal to the number of preferred shares to be converted (i) multiplied by the “Issue Price” and then (ii) divided by the “Conversion Price.” At this time both the “Issue Price” and the “Conversion Price” are $3.00 per share. As a result, preferred stock is convertible to common on a one-for-one basis. However, the Certificate of Incorporation also provides that if at any time the Company issues “Additional Shares of Common” (as defined therein) for a per-share price less than the Conversion Price in effect at the time of such issuance, then the Conversion Price automatically reduces to the per-share price of such Additional Shares of Common. Such a change would have the effect of making preferred stock convert to common at a ratio greater than one to one.

The definition of “Additional Shares of Common” as currently in effect expressly excludes “up to 597,226 shares of Common issuable upon exercise of stock options and warrants previously granted and to be granted by the Board.” The number of shares currently set forth, 597,226, represents the number of shares issuable under our 1997 Long-Term Incentive Plan as of May 24, 2004, the effective date of the Third Amended and Restated Certificate of Incorporation, which were excluded from the definition in recognition of the purpose of the Plan: to provide performance and retention incentives to officers and employees by facilitating their purchase of a proprietary interest in our common stock, thus aligning their interests with those of our stockholders. The number 597,226 in turn represented a set proportion of the number of shares of our common stock issued and outstanding at that time, when the Company was still privately held.

Since 2004, we have become a public reporting company, increased the number of shares of common stock outstanding, and adopted with the approval of stockholders our 2006 Long-Term Incentive Plan. On August 1, 2006, we registered a total of 3,379,635 common shares reserved for grants of options and warrants under the 1997 and 2006 Long-Term Incentive Plans upon the filing of an S-8 Registration Statement for each of the respective plans, based on the same proportion for all our outstanding stock. The Amendments would substitute this number of shares in the exclusion from “Additional Shares of Common.” This change would have no direct effect on our outstanding shares of common stock.

At this time we have outstanding a total of 281,711 options and warrants at exercise prices of less than $3.00 per share. However, no assurance can be had that the fair market value of our stock — the benchmark for grants under the 1997 and 2006 Plans — will at all times be greater than the current Conversion Price. The Board of Directors believes that this indirect limitation on future grants available under the Long-Term Incentive Plans unnecessarily thwarts their purpose in light of the original rationale for their exclusion from “Additional Shares of Common” already in the Third Amended and Restated Certificate of Incorporation.

Required Votes

Approval of the Amendments requires an affirmative vote of a majority of the outstanding shares of our stock. Our Certificate of Incorporation also requires the affirmative vote of holders of 67% of our outstanding preferred stock for approval of these changes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock and our preferred stock as of April 5, 2007 for (i) each person known by us to beneficially own more than 5% of each class, if any, (ii) each of our Directors and each of our named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation,” and (iii) all of our Directors and executive officers as a group. The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership is based on 12,268,639 shares of common stock outstanding and 13,864,974 shares of preferred stock outstanding as of April 5, 2007. Shares of our preferred stock are convertible into shares of our common stock on a share-for-share basis at the option of the holder or upon the occurrence of certain events more fully described in our Third Amended and Restated Certificate of Incorporation. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants and options held by that person that are exercisable as of the date of this table, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. Unless otherwise stated, the address of each person in the table is c/o Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016. Beneficial ownership representing less than 1% of the outstanding shares of common stock or preferred stock or less than 1% of combined voting power, as applicable, is denoted with an “*.”

				Percent of Fully
	Title of	Number of	Percent of	Diluted Voting
Name and Address of Beneficial Owner	Stock Class	Shares(1)	Class	Power(2)

5% Shareholders
RFE Investment Partners V, L.P.	Common	593,400	4.8%	15.7%
36 Grove Street	Preferred	3,517,561	25.4%
New Canaan, Connecticut 06840
Infrastructure & Environmental Private Equity Fund III, LP
The Productivity Fund III, L.P.
Apex Investment Fund III, LP
Environmental & Information Technology Private Equity Fund III
Apex Strategic Partners, LLC
c/o First Analysis Corporation(3)	Common	79,751	*	17.4%
One South Wacker Drive, Suite 3900	Preferred	4,476,800	32.3%
Chicago, Illinois 60606

					Percent of Fully
	Title of	Number of		Percent of	Diluted Voting
Name and Address of Beneficial Owner	Stock Class	Shares(1)		Class	Power(2)

Argentum Capital Partners II, L.P.
Argentum Capital Partners, L.P.
c/o The Argentum Group(4)	Common	424,299		3.4%	7.3%
60 Madison Avenue, 7th Floor	Preferred	1,489,326		10.7%
New York, New York 10010
Kitty Hawk Capital Limited Partnership IV	Common	100,000		*	4.8%
2700 Coltsgate Road, Suite 202	Preferred	1,147,825		8.3%
Charlotte, North Carolina 28211

Directors and Executive Officers
Carlos E. Agüero,	Common	3,941,206	(5)	31.9%	23.4%
Director and Chairman, President	Preferred	2,197,676		15.9%
and Chief Executive Officer
Michael J. Drury,	Common	292,135	(6)	2.3%	1.4%
Director and Executive Vice President	Preferred	65,629		*
Earl B. Cornette,	Common	166,258		1.4%	*
Director	Preferred	0
Bret R. Maxwell,	Common	230,239		1.9%	18.0%
Director(7)	Preferred	4,476,800		32.3%
c/o MK Capital 1033 Skokie Boulevard, Suite 430 Northbrook, Illinois 60062
Walter H. Barandiaran,	Common	424,299		3.4%	7.3%
Director(8)	Preferred	1,489,326		10.7%
c/o The Argentum Group 60 Madison Avenue, 7th Floor New York, New York 10010
Paul A. Garrett,	Common	20,000	(9)	*	*
Director	Preferred	0
Arnold S. Graber,	Common	80,750	(10)	*	*
Executive Vice President,	Preferred	0
General Counsel and Secretary
Eric W. Finlayson,	Common	103,728	(11)	*	*
Senior Vice President	Preferred	70,611		*
and Chief Financial Officer
Warren Jennings,	Common	57,583	(12)	*	*
Vice President of Operations	Preferred	0
Executive Officers and Directors as a group
(11 persons)	Common	5,409,421		42.2%	51.4%
	Preferred	8,300,042		59.9%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

(2)	Assumes all preferred stock is converted to common stock and all warrants and vested options are exercised with respect to such holder.

(3)	First Analysis Corporation (“FAC”) is a common ultimate controlling party of the five named funds, which hold the Company’s stock directly as follows: Infrastructure & Environmental Private Equity Fund III, LP (30,752 common shares; 2,148,853 preferred shares, 15.5% of class), The Productivity Fund III, L.P. (19,098 common shares; 895,363 preferred shares, 6.5% of class), Apex Investment Fund III, LP (17,901 common shares; 839,350 preferred shares, 6.1% of class), Environmental & Information Technology Private Equity

Fund III (7,445 common shares; 537,226 preferred shares, 3.9% of class), and Apex Strategic Partners, LLC (1,197 common shares; 56,008 preferred shares, 0.4% of class). First Analysis Securities Corporation (“FASC”), a subsidiary of FAC, holds 3,358 common shares. Mr. Maxwell does not hold voting control of the common shares held by FASC.

(4)	The Argentum Group is a common ultimate controlling party of the two named funds, which hold the Company’s stock directly as follows: Argentum Capital Partners II, L.P. (424,299 common shares, including 43,078 issuable upon exercise of warrants, representing in the aggregate 3.4% of class; 1,241,162 preferred shares, 8.9% of class) and Argentum Capital Partners, L.P. (248,164 preferred shares, 1.8% of class).

(5)	Includes 74,518 shares issuable upon the exercise of options and 8,000 warrants.

(6)	Includes 75,209 shares issuable upon the exercise of options and 90,000 warrants.

(7)	Includes (i) shares held by venture capital funds with which Mr. Maxwell is common ultimate controlling party and described in footnote 3 above and (ii) 153,846, common shares held by the Bret R. Maxwell Revocable Trust, including 12,307 shares issuable upon exercise of warrants.

(8)	Shares held by venture capital funds with which Mr. Barandiaran is affiliated and described in footnote 4 above.

(9)	Includes 10,000 shares issuable upon the exercise of options.

(10)	Includes 80,750 shares issuable upon the exercise of options.

(11)	Includes 47,339 shares issuable upon the exercise of options.

(12)	Includes 24,583 shares issuable upon the exercise of options.

Stockholders’ Agreement

We have entered into a Second Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”) with certain holders of our preferred stock and certain of our significant stockholders and members of management. Under the Stockholders’ Agreement, the Company and holders who owned collectively 16,066,075 (or about 97%) of the Company’s outstanding preferred stock and 3,254,159 (or about 57%) of the Company’s outstanding common stock as of May 24, 2004 (collectively, about 87% of our voting stock on a fully diluted basis at that time) agree to vote, as stockholders, their shares of our equity securities for the election, as directors of the Company, of the four individuals designated by, respectively:

(i) Seacoast Capital Partners Limited Partnership,

(ii) collectively, five investment funds affiliated with First Analysis Corporation (i.e., Apex Investment Fund III, LP, Apex Strategic Partners, LLC, Infrastructure & Environmental Private Equity Fund III, LP, Environmental & Information Technology Private Equity Fund III, and The Productivity Fund III, L.P.),

(iii) RFE Investment Partners V, L.P., and

(iv) collectively, two investment funds affiliated with The Argentum Group (i.e., Argentum Capital Partners, L.P. and Argentum Capital Partners II, L.P.),

in each case so long as such individual or collective entity, all of whom are investors in the Company, owns at least 75% of the preferred stock held by it on May 24, 2004. Each such individual or collective entity may withdraw its designation of an individual director or designate a new individual to be a director of the Company in its own discretion from time to time. At such time as any such individual or collective entity identified in clauses (i) through (iv) above owns less than 75% of the preferred stock held by it on May 24, 2004, its designated director will be removed from the board and the remaining individual and collective entities, voting together as a group, will designate a successor director, provided that at the time of designation such remaining investors collectively own 50% of the preferred stock owned by all of the investors identified in clauses (i) through (iv) above on May 24, 2004. If they do not, the successor director will be elected by the holders of all voting capital stock voting together as a single class, with each remaining holder of preferred stock being entitled to cast the number of votes equal to the number of votes which could be cast by such holder upon conversion of the holder’s preferred stock to common stock. Effective December 31, 2004, Seacoast Capital Partners Limited Partnership and RFE Investment Partners V,

L.P., waived their rights to designate directors. Seacoast Capital Partners Limited Partnership now owns less than 75% of the preferred stock held by it on May 24, 2004 and therefore no longer has a right to designate a director.

The Stockholders’ Agreement terminates upon the first to occur of (i) the consummation of an issuance of our common stock having a value of at least $30,000,000 pursuant to a registration statement under the Securities Act of 1933 in a single offering, (ii) the occurrence of any event causing an automatic conversion of all shares of outstanding preferred stock (other than a request for conversion by holders of 67% of the preferred stock) as described in our Third Amended and Restated Certificate of Incorporation, or (iii) the written agreement of the holders of 95% of the fully diluted capital stock held by parties to the Stockholders’ Agreement.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Meetings

The Board of Directors held five meetings in 2006. The independent (non-management) Directors adjourned to an executive session without management (including employee Directors) present during one of those meetings. No incumbent Director attended fewer than 75% of the board and committee meetings held during a period of 2006 in which he was a Director or committee member. All Directors are expected to attend the Company’s annual meetings with stockholders. All Directors attended the 2006 annual meeting.

Board Committees

The Board of Directors has established a standing Audit Committee and a standing Compensation Committee pursuant to written charters approved by the Board. The Board may also establish other committees from time to time to assist in the discharge of its responsibilities. The following descriptions indicate committee memberships as of April 5, 2007.

Audit Committee.

Members:

•	Paul A. Garrett (Committee Chair and Audit Committee financial expert)

•	Bret R. Maxwell

•	Walter H. Barandiaran

Each member of the Audit Committee is “independent” as defined in the listing standards of the American Stock Exchange. The Board has determined that Mr. Garrett satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the SEC.

Functions:

•	Selects the Company’s independent auditor.

•	Reviews the independence of the Company’s independent auditor.

•	Approves the nature and scope of services provided by our independent auditor.

•	Reviews the range of fees and approves the audit fee payable to our independent auditor.

•	Confers with our independent auditor and reviews annual audit results and annual and quarterly financial statements with the independent auditor and the Company’s management.

•	Oversees the Company’s evaluation of the effectiveness of internal controls over our financial reporting.

•	Oversees our internal audit function.

•	Meets with the independent auditor without Company management present; reviews with the independent auditor any audit questions, problems or difficulties and management’s responses to these issues.

•	Meets with the Company’s management to review any matters the Audit Committee believes should be discussed.

•	Reviews with the Company’s legal counsel any legal matters that could have a significant impact on our financial statements.

•	Oversees procedures for and receipt, retention, and treatment of complaints on accounting, internal accounting controls, or auditing matters.

•	Advises and provides assistance to the Board of Directors with respect to corporate disclosure and reporting practices.

McGladrey & Pullen, LLP currently serves as our independent auditor. A copy of our Audit Committee Charter is available on our website, www.metalico.com. The Audit Committee held five meetings in 2006.

The Audit Committee’s Charter establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by the Company’s independent auditors. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has pre-approved all of the non-audit services provided by the Company’s independent auditors to date in 2007.

Compensation Committee.

Members:

•	Bret R. Maxwell (Committee Chair)

•	Earl B. Cornette

•	Walter H. Barandiaran

Each member of the Compensation Committee is “independent” as defined in the listing standards of the American Stock Exchange.

Functions:

•	Conducts a general review of our compensation and benefit plans to ensure that they meet corporate objectives.

•	Determines our chief executive officer’s compensation, subject to the approval of the full Board.

•	Reviews our chief executive officer’s recommendations on compensating our officers and adopting and changing major compensation policies and practices and determines levels of compensation.

•	Administers our employee benefit plans.

•	Reviews the nature and amount of Director compensation.

•	Administers our long-term compensation plan and executive bonus plan.

•	Reports its recommendations to our Board for approval and authorization.

A copy of our Compensation Committee Charter is available on our website, www.metalico.com. The Compensation Committee held three meetings in 2006.

Nominating Principles

The independent members of our full Board administer the nominating functions due to the Board’s relatively small size (at this time, six members) and the correspondingly small number of independent Directors (at this time, four). The Board’s discretion is subject to the rights of holders of our preferred stock to designate up to four directors under our Third Amended and Restated Certificate of Incorporation and under the Stockholders’ Agreement described above. The nominating functions are governed by a Statement of Nominating Principles and Procedures approved by the Board and include:

•	The identification and evaluation of qualified Director candidates,

•	Recommendation of appropriate candidates for election to the Board,

•	Monitoring of Director compensation, and

•	Periodic review of Director orientation and education and the structure and composition of the Board’s committees.

A copy of our Statement of Nominating Principles and Procedures is available on our website, www.metalico.com.

In obtaining the names of possible new nominees, the Board may make its own inquiries and will consider suggestions from individual Directors, stockholders and other sources, including independent search or other consultants retained by the Board. All potential nominees must first be considered and approved by not less than two independent Directors before being contacted as possible nominees and before having their names formally considered by the full Board. The majority of the members of our Board are “independent” as defined in the listing standards of the American Stock Exchange. Nominations from stockholders should be submitted to the Board in writing addressed to Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary, and should include the following:

(a) a brief biographical description of the proposed nominee (including his or her occupation for at least the last five years), and a statement of his or her qualifications, taking into account the factors used by the Board in evaluating possible candidates, as described in the Statement of Nominating Principles and Procedures;

(b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock beneficially owned by such stockholders(s);

(c) a statement detailing any relationship between the proposed nominee and the Company or any customer, supplier or competitor of the Company;

(d) detailed information about any relationship or understanding between the nominating stockholder(s) and the proposed nominee; and

(e) the proposed nominee’s written consent to being named in a proxy statement as a nominee and to serving on the Board of Directors if elected.

Nominees recommended by stockholders in accordance with these procedures will receive the same consideration given to nominees of management, the Board of Directors, third-party consultants, and any other sources. The Company has not at this time retained any third-party consultant or paid any commission or fee in connection with the identification or nomination of candidates for the Board.

The Board will in each case evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent Directors, and considering the general qualifications of the potential nominees, such as:

•	Unquestionable integrity and honesty,

•	The ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole,

•	Recognized leadership in business or professional activity,

•	A background and experience which will complement the talents of the other Board members,

•	Willingness and capability to take the time to actively participate in Board and committee meetings and related activities,

•	Ability to work professionally and effectively with other Board members and the Company’s management,

•	An age to enable the Director to remain on the Board long enough to make an effective contribution, and

•	Lack of realistic possibilities of conflict of interest or legal prohibition;

and ensure that all necessary and appropriate inquiries are made into the backgrounds of such candidates.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer, and controller) and employees, known as the Code of Business Conduct and Ethics. The Code is available on our website at www.metalico.com.  In the event that we amend or waive any of the provisions of the Code applicable to our principal executive officer, principal financial officer, principal accounting officer, or controller, we intend to disclose the same on our website.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our Board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular Director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular Director to which they are addressed, or presented to the full Board or the particular Director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular Director will be forwarded to our Board or the Director by an appropriate officer.

Executive Officers

In addition to our President, Carlos E. Agüero, and our Executive Vice President, Michael J. Drury, who are Directors and whose backgrounds are described above under the caption “Proposal No. 1,” the following individuals serve as executive officers of the Company:

Arnold S. Graber, age 53, has been Executive Vice President and General Counsel of the Company since May 3, 2004 and our Secretary since July 1, 2004. From 2002 until April 2004 he practiced law with the firm of Otterbourg, Steindler, Houston & Rosen, P.C. in New York, New York, where he focused on transactional matters and corporate finance. From 1998 to 2001 he served as general counsel of a privately held paging carrier and telecommunications retailer. From 1988 to 1998, Mr. Graber was a member of the Law Department of The First National Bank of Chicago. Prior to that time he was in private practice. He is a member of the bars of the States of Illinois, New Jersey, and New York.

Eric W. Finlayson, age 48, has been our Senior Vice President and Chief Financial Officer since the Company’s founding in August 1997. Mr. Finlayson is a Certified Public Accountant with more than twenty-five years of experience in accounting. He has extensive background in SEC reporting and compliance. From 1993 through 1997, Mr. Finlayson was Corporate Controller of Continental Waste Industries.

Warren Jennings, age 49, was appointed our Vice President of Operations effective January 1, 2006. From 1999 through 2005 he served as general manager of special projects for Metal Management, Inc., a nationwide scrap metal recycling concern. Prior to that time he was employed by the Company with responsibility for business development and acquisitions. He has more than twenty-five years of experience in the scrap recycling industry and has extensive experience in the integration of acquisitions.

David J. DelBianco, age 45, has been our Vice President of Business Development since August 2006 and served as manager of operations and business development from April 2004 through July 2006. From 2001 until coming to Metalico, he held the position of Controller and Vice President of PSEG Asset Management, Inc. in Newark, New Jersey. Mr. DelBianco was appointed Operational Controller of Continental Waste Industries, Inc. in 1994, and remained with Republic Services, Inc. through 2001 after the merger of those two companies in 1997. His duties at Metalico include acquisition development, operations, and information systems. Mr. DelBianco is a Certified Public Accountant.

Kevin Whalen, age 43, has been our Vice President and Corporate Controller since August 2006. Mr. Whalen joined us in July 2004 as Corporate Controller. From 2000 until that time, he served as Finance Manager of iVoice, Inc. in Matawan, New Jersey. From 1996 to 2000, Mr. Whalen was the Corporate Controller for Willcox & Gibbs in Carteret, New Jersey. His responsibilities at Metalico include financial statement preparation and SEC reporting. Mr. Whalen is a Certified Public Accountant.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of our Board of Directors with interested directors abstaining. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Board of Directors is responsible for approving related party transactions, as defined in applicable rules by the Securities and Exchange Commission.

•	Carlos E. Agüero, our Chairman, President and Chief Executive Officer, is a limited partner of Infrastructure & Environmental Private Equity Fund III, L.P., and of Argentum Capital Partners II, L.P., two of the Company’s venture capital investors. His holdings in each fund are less than 1% of such fund’s limited partnership interests.

•	The Argentum Group, the ultimate controlling party of Argentum Capital Partners II, L.P. and Argentum Capital Partners, L.P. which hold certain interests in the Company as set forth above, also controls partnership interests in two other investment funds that hold a portion of the Company’s stock, Infrastructure & Environmental Private Equity Fund III, LP, and Environmental & Information Technology Private Equity Fund III. Walter H. Barandiaran, a director of the Company, is a managing partner of The Argentum Group.

•	Paul A. Garrett, a director of the Company, is a limited partner of Kitty Hawk Capital Limited Partnership IV, one of the Company’s venture capital investors. His holdings in the partnership are less than 1% of its limited partnership interests.

•	On February 6, 2004, with the approval of our Board of Directors, Mr. Agüero and Michael J. Drury, an Executive Vice President and Director, advanced $500,000 and $250,000, respectively, to us in exchange for promissory notes executed on our behalf and payable to Mr. Agüero in the principal amount of $600,000 and Mr. Drury in the principal amount of $300,000. We used the proceeds of the advances to redeem indebtedness (which accrued interest at a rate of 12% per annum) owed to and warrants held by a former lender. The notes were later amended and converted to demand obligations without stated maturities as of February 5, 2005, with the approval of the Board. Interest accrued under each note at a rate of 7% per annum, payable monthly. A principal payment of $150,000 was made on the note payable to Mr. Drury in March 2006 and the remaining principal and interest on both notes were paid in full in August 2006.

•	On February 9, 2004, Mr. Agüero advanced $700,000 to us under the terms of a promissory note executed on our behalf and approved by our Board of Directors. Interest accrued under the note at a rate of 7% per annum, payable monthly. The note was later amended and converted to a demand obligation without a stated maturity as of February 9, 2005, with the approval of the Board. The advances were used as short-term bridge financing in order to help fund the acquisition of assets of by our scrap handling subsidiary in Buffalo, New York on February 9, 2004. The indebtedness was retired and the note cancelled in March 2006.

•	The Company owns 50.6% of the outstanding stock of AgriFuel Co., a privately held corporation, pursuant to an investment approved by our Board of Directors on November 3, 2006. Mr. Agüero holds approximately 5% of the stock of AgriFuel. Mr. Drury holds less than 1% of the stock of AgriFuel Co. The interests of Mr. Agüero and Mr. Drury were fully disclosed to the Board prior to its approval of the investment and both abstained from the Board’s vote on the matter.

•	Between November 18, 2004 and December 9, 2004, we closed a limited private offering of convertible debt to unaffiliated third party accredited investors and certain related parties identified below. Closing dates varied in accordance with the dates on which individual noteholders funded. The offering was arranged to raise capital for our purchase of a scrap metal recycling business in Rochester, New York and to provide for future acquisitions and working capital. In exchange for their respective advances, the Company, with the approval of the disinterested members of our Board of Directors, issued to each individual holder a subordinated unsecured convertible promissory note (each a “November Convertible Note”) in the principal amount of the funds provided by such holder. Interest accrued under the notes at a rate of 7% per annum, payable monthly. Principal was due in full at maturity on the second anniversary of the date of such holder’s respective November Convertible Note. Each noteholder also had the option of converting the principal amount of his or her note to shares of our common stock at a rate of $3.25 per share at any time until the day before maturity. Each holder of a November Convertible Note also received warrants to purchase 0.20 shares of our common stock for every one share of our common stock into which the principal amount of such holder’s respective November Convertible Note may be converted, exercisable for a period of three years from the date of the November Convertible Note with an exercise price of $4.00 per share (each a “November Warrant”). All debt evidenced by November Convertible Notes was converted to shares of our common stock, resulting in the issuance of 1,360,737 shares. The terms of the November Convertible Notes were offered to and accepted by unaffiliated third parties in arm’s-length transactions. Mr. Agüero held a November Convertible Note in the principal amount of $130,000. Argentum Capital Partners II, LP, a holder of both our common and preferred stock, held two November Convertible Notes (reflecting two discrete fundings) in the respective principal amounts of $300,000 and $400,000. Bret R. Maxwell, one of our directors and the representative of five investment funds that hold our preferred stock, had an interest in a November Convertible Note in the principal amount of $200,000 held by the Bret R. Maxwell Revocable Trust.

•	On December 7, 2006, Mr. Agüero purchased 274,726 shares of our common stock at a rate of $4.55 per share in a private transaction pursuant to a Stock Purchase Agreement between the Company and Mr. Agüero dated November 3, 2006. The per-share price for the transaction was the closing price for our common stock on the American Stock Exchange as of the date of the agreement. The proceeds of the purchase were used to support the Company’s investments and growth.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires that the Company’s directors, executive officers, and 10% stockholders file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Directors, officers, and 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file.

Based solely on its review of the copies of such reports and written representations from certain reporting persons, we believe that all of our directors, officers, and 10% stockholders complied with all filing requirements applicable to them during the 2006 fiscal year, except for (i) Bret R. Maxwell as trustee of The Bret R. Maxwell Trust., which converted the principal balance of a promissory note to shares of our common stock on November 20, 2006; and (ii) Argentum Capital Partners II, L.P., which converted the principal balance of a promissory note to shares of our common stock on December 11, 2006. In each case the filing of a Form 4 reporting the note conversion was inadvertently delayed but subsequently filed.

AUDIT COMMITTEE REPORT

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website, www.metalico.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants. In fulfilling its oversight responsibilities to date, the Audit Committee:

•	reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	reviewed with McGladrey & Pullen, LLP, the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•	received the written disclosures and the letter required by Standard No. 1 of the Independence Standards Board (Independence Discussions with Audit Committees), as amended provided to the Audit Committee by McGladrey & Pullen, LLP;

•	discussed with McGladrey & Pullen, LLP its independence from management and the Company and considered the compatibility of the provision of nonaudit services by the independent auditors with the auditors’ independence;

•	discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees);

•	discussed with McGladrey & Pullen, LLP the overall scope and plan for its audit. The Audit Committee meets with McGladrey & Pullen, LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting; and

•	based on the foregoing reviews and discussions, recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Paul A. Garrett, Chairman
Bret R. Maxwell
Walter H. Barandiaran

The Audit Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s primary philosophy for compensation is to offer a program that rewards each of the members of senior management commensurately with the Company’s overall growth and performance, including each person’s individual performance during the previous fiscal year. The Company’s compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

Overview of Cash and Equity Compensation

We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on informal samplings of executive compensation paid by companies similarly situated to ours. In addition, our Compensation Committee has historically taken into account input from other corporations in which its members hold positions or manage investments, competitive market practices, and publicly available data relating to the compensation practices and policies of other companies within and outside our industry. We generally believe that gathering this information is an important part of our compensation-related decision-making process. We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Elements of Compensation

The principal elements of our compensation package are base salary, annual cash incentive bonus, long-term incentive plan awards, and perquisites and other compensation. We also provide severance benefits under the terms of our employment agreements with the named executive officers. The details of each of these components are described below.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries for 2006 for each of our named executive officers were set previously under the terms of their respective three-year employment agreements. When establishing base salaries, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his prior employment or in prior years with the Company as appropriate, and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by our Compensation Committee no less often than upon the expiration of each named executive officer’s employment agreement.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are intended to compensate for the achievement of both our annual Company-wide goals and individual annual performance objectives. All of our employees are eligible for annual cash incentive bonuses. We provide this opportunity to attract and retain an appropriate caliber of talent and to motivate executives and other employees to achieve our business goals.

The Compensation Committee oversees the administration of an Executive Bonus Plan for the benefit of the named executive officers. Under the terms of the Executive Bonus Plan, through the course of each year the Compensation Committee considers and identifies corporate and individual goals in consultation with management. Named executive officers are allocated responsibility for various goals, which may overlap among executive officers. Individual objectives are necessarily tied to the particular area of expertise or responsibility of the employee and such employee’s performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. At the end of each year the Compensation Committee reviews the levels of achievement and performance. The Compensation Committee approves the annual cash incentive award for the Chief Executive Officer and each other named executive officer. The Compensation Committee’s determination, other than with respect to the Chief Executive Officer, is generally based upon the Chief Executive Officer’s recommendations. Exact amounts are confirmed in the discretion of the Committee and recommended to the full Board of Directors for ratification. Employee directors abstain from the Board’s deliberations and votes on their own compensation.

Long-Term Incentive Plan Awards

We have adopted our 1997 Long-Term Incentive Plan (the “1997 Plan”) and 2006 Long-Term Incentive Plan (the “2006 Plan”) for the purpose of providing additional performance and retention incentives to executive officers and other employees by facilitating their purchase of a proprietary interest in our common stock. The two plans provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to give those employees a continuing stake in the Company’s long-term success. The Compensation Committee also believes that the use of stock-based awards offers the best approach to achieving our compensation goals. The 1997 Plan is due to expire August 22, 2007. However, with the effectiveness of the 2006 Plan, approved at our annual stockholders meeting on May 23, 2006, our Board of Directors intends to cease issuing awards under the 1997 Plan. Both plans provide for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights. In most cases awards under the plans have been in the form of stock options.

The Compensation Committee administers both plans and determines the types and amounts of awards to be granted to eligible employees. Grants to executive officers are based upon the principles underlying our Executive Bonus Plan described above. All grants are subject to the ratification of the Board of Directors. Employee directors abstain from the Board’s deliberations and votes on their own compensation. The plans permit awards to be made at any time in the Committee’s discretion. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, 1,226,864 shares of common stock have been reserved for issuance under the 1997 Plan and 2,613,361 shares of common stock have been reserved for issuance under the 2006 Plan. As of April 5, 2007, options for 771,055 shares of our common stock have been granted under the 1997 Plan and options for 177,250 shares of our common stock have been granted under the 2006 Plan. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the plans. The value of stock options is dependent upon our future stock price.

Stock option grants may be made at the commencement of employment for certain managerial-level employees. In accordance with company policy they are generally made once a year thereafter by the Compensation Committee as a component of bonus compensation. Bonus stock options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to awards for employees other than the Chief Executive Officer. Unless otherwise determined by the Compensation Committee at the time of grant, all outstanding awards under the 1997 Plan will become fully vested upon a change in control. The Compensation Committee determines the exercise price of options awards, but the exercise price for all options awarded in 2006 was equal to the fair market value of our common stock on the dates such grants were approved by our Board, which was also in each case the date of the grant. The Compensation Committee determines the terms of all options. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. The Compensation Committee believes that the three-year vesting schedule will provide ongoing incentives for executives and other key employees to remain in our service. All outstanding awards will become fully vested upon a change in control. Upon termination of a participant’s service with the Company, he or she may exercise his or her vested options for the period of 90 days from the termination of employment, provided, that if termination is due to death or disability, the option will remain exercisable for twelve months after such termination. However, an option may never be exercised later than the expiration of its term.

Perquisites and Other Compensation

Under the terms of their respective employment agreements, we provide each named executive officer with a leased car or automotive allowance together with car insurance and life insurance. We also provide general health and welfare benefits, including medical and dental coverage. We offer participation in our defined contribution 401(k) plan. The Company contributes matching funds of up to 4% of eligible compensation for every employee enrolled in the 401(k) plan, including named executive officers. We furnish these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For additional information concerning Perquisites and Other Compensation see “Employment Agreements” below.

Severance Benefits

Our named executive officers and certain other executives with employment agreements are covered by arrangements that specify payments in the event the executive’s employment is terminated. Under these employment agreements, in the event that we terminate such executive’s employment without cause (as defined in the applicable employment agreement), we will be required to pay him an amount equal to his base salary for twelve months. Our primary reason for including severance benefits in compensation packages is to attract and retain the best possible executive talent. For a further description of these severance benefits, see “Employment Agreements” below.

Change in Control Benefits

Our named executive officers are covered by arrangements which specify that all otherwise unvested stock options fully vest upon a “change in control.” Our primary reason for including change in control benefits in compensation packages is to attract and retain the best possible executive talent. In addition, our 2006 Long-Term Incentive Plan provides that in the event of a “change in control,” all unvested options immediately vest and remain exercisable and vested for the balance of their stated term without regard to any termination of employment or service other than a termination for cause and any restriction or deferral on an award immediately lapses.

For additional information concerning benefits for named executive officers upon a change in control, see “Employment Agreements” below.

Compensation Mix

The Compensation Committee determines the mix of compensation, both between short and long-term compensation and cash and non-cash compensation, to design compensation structures that we believe are appropriate for each of our named executive officers. We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (option awards) to encourage long-term growth in stockholder value and advance our additional objectives discussed above. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our historical practices with the individual and our view of individual performance and other information we deem relevant. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. As the Company’s growth is recent, we have not reviewed wealth and retirement accumulation as a result of employment with us, and we have only focused on fair compensation for the year in question. The summary compensation table below illustrates the long and short-term and cash and non-cash components of compensation.

Tax and Regulatory Considerations

We account for the equity compensation expense for our employees under the rules of SFAS No. 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other named executive officers listed on the Summary Compensation Table. None of our employees has received annual compensation of $1,000,000 or more. While we believe that all compensation paid to our executives in 2006 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. In each case, the determination of the Compensation Committee is subject to the ratification of the full Board. Employee directors abstain from any deliberations or votes on their own compensation. The Compensation Committee formulates its recommendation for the compensation paid to each of our named executive officers, other than with respect to compensation payable to our Chief Executive Officer, based upon advice received from our Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

Under the rules of the SEC, this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filings with the SEC.

We, the Compensation Committee of the Board of Directors of Metalico, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Bret R. Maxwell, Chairman
Earl B. Cornette
Walter H. Barandiaran

Summary Compensation Table

The following Summary Compensation Table, which should be read in conjunction with the explanations provided above, summarizes compensation information for our named executive officers (our chief executive officer, chief financial officer, and three most highly compensated executive officers other than our chief executive officer and chief financial officer) for the fiscal year ended December 31, 2006:

					All Other
		Salary	Bonus(1)	Option	Compensation		Total
Name and Principal Position	Year	($)	($)	Awards(2)	($)		($)

Carlos E. Agüero	2006	275,572	125,000	—	23,748	(3)	424,320
Chairman, President and Chief Executive Officer
Eric W. Finlayson	2006	137,120	45,000	4,811	13,382	(4)	200,313
Senior Vice President and Chief Financial Officer
Michael J. Drury	2006	210,340	70,000	5,773	16,152	(5)	302,265
Executive Vice President
Arnold S. Graber	2006	198,450	60,000	4,811	14,812	(6)	278,073
Executive Vice President, General Counsel and Secretary
Warren Jennings	2006	180,000	50,000	4,618	5,167	(7)	239,794
Vice President of Operations

(1)	Cash bonuses grants are included in compensation for the year for which they were earned, even if actually paid or awarded in the subsequent year.

(2)	Amount reflects the total fair value of stock options in 2006, calculated in accordance with SFAS No. 123(R). See Note 14 of “Notes to Financial Statements — Stock-Based Compensation Plans.”

(3)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Agüero of $12,106 and the dollar value of term life insurance premiums paid for the benefit of Mr. Agüero of $744. Also includes car insurance premiums for additional vehicles of $4,134.

(4)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Finlayson of $6,667 and the dollar value of term life insurance premiums paid for the benefit of Mr. Finlayson of $514.

(5)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Drury of $10,452 and the dollar value of term life insurance premiums paid for the benefit of Mr. Drury of $591.

(6)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Graber of $8,804 and the dollar value of term life insurance premiums paid for the benefit of Mr. Graber of $860.

(7)	Includes a matching contribution payment made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Jennings of $3,046 and the dollar value of term life insurance premiums paid for the benefit of Mr. Jennings of $687.

Grants of Plan-Based Awards

During 2006, we granted awards to our named executive officers pursuant to our 2006 Long-Term Incentive Plan. All of the awarded stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. Information with respect to each of these awards, including estimates regarding future payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth in the table below:

		All Other Option Awards:	Exercise or	Grant Date Fair
		Number of Securities	Base Price of	Value of Option
		Underlying Options	Option Awards	Awards(1)
Name	Grant Date	(#)	($/Sh)	($)

Carlos E. Agüero, CEO		0	—	—
Eric W. Finlayson, CFO	July 17, 2006	12,500	$5.50	$32,125
Michael J. Drury	July 17, 2006	15,000	$5.50	$38,550
Arnold S. Graber	July 17, 2006	12,500	$5.50	$32,125
Warren Jennings	July 17, 2006	12,000	$5.50	$30,840

(1)	Amount reflects the total fair value of stock options in 2006, calculated in accordance with SFAS No. 123(R). See Note 14 of “Notes to Financial Statements — Stock-Based Compensation Plans.”

Narrative Disclosure of Summary Compensation and Grants of Plan-Based Awards

Executive Bonus Plan

Our Board of Directors has approved the Executive Bonus Plan as an incentive compensation plan for our executive officers to be administered by the Board’s Compensation Committee. Each year, the Compensation Committee considers and identifies a series of corporate and individual goals. Each executive officer is allocated a measure of responsibility for particular goals, which may overlap with assigned goals for other officers. Individual incentive awards are based on progress in achieving allocated goals and discretionary evaluations of the eligible employees. Awards included a cash payment under the Bonus Plan and a grant of options to purchase our common stock under the Long-Term Incentive Plans described below.

1997 Long-Term Incentive Plan

We have adopted the 1997 Long-Term Incentive Plan (the “1997 Plan”) for the purpose of providing additional performance and retention incentives to officers and employees by facilitating their purchase of a proprietary interest in our common stock. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, the 1997 Plan allows for a number of shares of our common stock equal to the greater of 525,000 or 10% of the total number of shares of our common stock outstanding to be issued pursuant to awards under the 1997 Plan. Based on the outstanding shares of our common stock as of March 31, 2007, the maximum number of shares of our common stock that may be issued under the 1997 Plan is 1,226,864 shares.

The 1997 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights. Awards under the 1997 Plan may be granted to our officers, consultants and employees as determined by the 1997 Plan administrator from time to time in its discretion. The 1997 Plan is currently administered by the Compensation Committee of our Board of Directors. The 1997 Plan is due to expire August 22, 2007. However, with the effectiveness of our 2006 Long-Term Incentive Plan (described below), the Board intends to cease issuing awards under the 1997 Plan.

Stock options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. Stock options are typically granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant, and become vested at such times as determined by the Compensation Committee in its discretion. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. Unless otherwise determined by the Compensation Committee at the time of grant, all outstanding awards under the 1997 Plan will become fully vested upon a change in control.

We receive no monetary consideration for the granting of stock options pursuant to the 1997 Plan. However, we receive the cash exercise price for each option exercised. Shares issued as a result of the exercise of options will be authorized but unissued shares. The exercise of options and payment for the shares received would contribute to our equity.

As of March 31, 2007, approximately 1,175,469 shares of our common stock remained available for issuance under the 1997 Plan, and 771,055 shares of our common stock have either been issued under the 1997 Plan or are subject to outstanding awards under the 1997 Plan. None of the awards to named executive officers in 2006 were made under the 1997 Plan.

2006 Long-Term Incentive Plan

Our 2006 Long-Term Incentive Plan (the “2006 Plan”) became effective May 23, 2006 upon approval by our stockholders at our 2006 annual meeting. The purpose of the 2006 Plan is to provide additional performance and retention incentives to officers and employees by facilitating their purchase of a proprietary interest in our common stock. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, 2,613,361 shares of common stock have been reserved for issuance under the 2006 Plan. As of March 31, 2007, options for 177,250 shares of our common stock have been granted and are outstanding under the 2006 Plan.

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights. Awards under the 2006 Plan may be granted to our officers, consultants and employees as determined by the 2006 Plan administrator from time to time in its discretion. The 2006 Plan is currently administered by the Compensation Committee of our Board of Directors.

Stock options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. Stock options are typically granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant, and become vested at such times as determined by the Compensation Committee in its discretion. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. Unless otherwise determined by the Compensation Committee at the time of grant, all outstanding awards under the 2006 Plan will become fully vested upon a change in control.

We receive no monetary consideration for the granting of stock options pursuant to the 2006 Plan. However, we receive the cash exercise price for each option exercised. Shares issued as a result of the exercise of options will be authorized but unissued shares. The exercise of options and payment for the shares received would contribute to our equity.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute a percentage of his or her pre-tax compensation up to the statutory limit, which was $15,000 for calendar year 2006 and is $15,500 for calendar year 2007. Participants who are age 50 or older can also make “catch-up” contributions, which for calendar years 2006 and 2007 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed. Participant contributions are held and invested by the plan’s trustee. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2006, we matched 100% of participant contributions up to the first 4% of eligible compensation. We intend to match participant contributions at the same level in 2007.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes equity awards granted to our named executive officers that were outstanding at the end of fiscal 2006. All such awards were made as grants of options.

	Option Awards
	Number of	Number of
	Securities	Securities
	underlying	underlying
	unexercised	unexercised	Option	Option
	options	options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

Carlos E. Agüero, CEO	7,778	15,555	$3.03	12/31/10
	36,000	18,000	$4.90	1/1/10
	10,000	—	$2.50	12/31/07
	10,000	—	$2.00	12/31/08
Eric W. Finlayson, CFO	—	12,500	$5.50	7/17/11
	3,333	6,667	$3.03	12/31/10
	17,333	8,667	$4.90	1/1/10
	8,200	—	$2.50	12/31/07
	10,000	—	$2.00	12/31/08
Michael J. Drury	—	15,000	$5.50	7/17/11
	5,556	11,111	$3.03	12/31/10
	26,667	13,333	$4.90	1/1/10
	90,000	—	$0.01	6/1/09
	10,950	—	$2.50	12/31/07
	20,000	—	$2.00	12/31/08
Arnold S. Graber	—	12,500	$5.50	7/17/11
	3,333	6,667	$3.03	12/31/10
	18,667	9,333	$4.90	1/1/10
	12,917	2,083	$3.00	4/15/09
	17,222	2,778	$1.00	4/15/09
	12,917	2,083	$0.01	4/15/09
Warren Jennings	—	12,000	$5.50	7/17/11
	3,333	6,667	$3.03	12/31/10
	3,333	6,667	$3.53	12/31/10
	8,333	16,667	$4.03	12/31/10

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options or have any stock awards subject to vesting during the year ended December 31, 2006.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2006.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during the year ended December 31, 2006.

Employment Agreements

We have employment agreements with each of our named executive officers. Each agreement has a three-year term. Our prior agreements with Messrs. Agüero, Drury, Graber and Finlayson expired December 31, 2006, subject to an automatic renewal provision that would extend each such agreement for additional one-year periods thereafter unless either we or the executive terminated it by written notice delivered at least thirty days before the then-effective expiration date. During 2006 and early 2007, we were concerned about retaining these key members of management on a long-term basis and in providing them with appropriate benefits to assure their retention through the process of any potential change-in-control situation. Accordingly, we entered into new employment agreements with Messrs. Agüero, Drury, Graber and Finlayson on March 21, 2007, with retroactive effect to the beginning of 2007.

Employment Agreements with Messrs. Agüero, Drury, Graber and Finlayson

The current agreements with Messrs. Agüero, Drury, Graber and Finlayson were effective as of January 1, 2007 and expire December 31, 2009. The agreements provide for minimum annual compensation and eligibility to receive annual performance bonuses in a combination of cash payments and option grants. Salaries are specified for the first year of the employment term and thereafter increase each year by a percentage equal to the increase in the Consumer Price Index over the previous year, provided that such increases cannot be less than 3.5% or greater than 7%. The actual amount of the annual bonus is determined based upon the named executive’s performance, our performance and certain performance targets recommended by the Competition Committee under our Executive Bonus Plan and Long-Term Incentive Plans as described above and approved by our Board of Directors. Under their respective agreements we also provide each of Messrs. Agüero and Drury with a $500,000 life insurance policy and each of Messrs. Graber and Finlayson with a $300,000 life insurance policy. Each named executive officer is also furnished with the use of a car.

If the executive’s employment is terminated on account of death or disability, he is entitled to no further compensation or benefits other than those earned through the month in which such termination occurs. If the executive’s employment is terminated by us for “cause” (as defined in the next paragraph) or if the executive terminates his own employment for any reason other than for “good reason” (as defined in the next paragraph), the executive is entitled to no further compensation or benefits other than those earned through the date of termination. If the executive’s employment is terminated by us for any reason other than for cause, death or disability, or if the executive terminates his own employment for good reason, we will provide, as severance benefits, payment of 100% of the executive’s base salary at the rate in effect on the date of termination, continuation of health and medical benefits for the twelve-month period following such termination, and immediate vesting of any unvested options. Payment of the amount of the executive’s base salary is to be made in a lump sum immediately subsequent to the date of termination in the event of a termination in connection with, upon, or within one year after a “change in control” (as defined in the next paragraph) or a termination by the executive for good reason in connection with, upon, or within one year after a change in control, and in installments in accordance with our payroll policy in effect at the time payment is to be made in the event of any other termination entitling the executive to severance. All unvested options vest upon a change in control regardless of whether a termination occurs.

An executive may be terminated for “cause” if he (a) neglects his duties and such neglect is not discontinued promptly after written notice, (b) is convicted of any felony, (c) fails or refuses to comply with the reasonable written policies of the Company or directives of executive officers that are not inconsistent with his position and such failure is not discontinued promptly after written notice, or (d) materially breaches covenants or undertakings under his employment agreement and such breach is not remedied promptly. “Good reason” under the employment agreements means the occurrence, without the executive’s prior written consent, of any of the following events: (i) a substantial reduction of the executive’s duties, responsibilities, or status as an officer (except temporarily during any period of disability), or the executive being required to report to any person other than the executive to whom he currently reports; (ii) a change in the office or location where the executive is based on the date of his employment agreement of more than thirty (30) miles, which new location is more than sixty (60) miles from the executive’s primary residence; or (iii) a breach by the Company of any material term of the employment agreement. “Change in control” under the employment agreements means the occurrence of: (i) the acquisition at any time by a “person” or “group” (as those terms are used in Sections 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or any subsidiary or any benefit plan of the Company or any subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company; (ii) the termination of service as directors, for any reason other than death or disability, from the Board, during any period of two (2) consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange as a result of which the common stock of the Company is changed, converted or exchanged (other than a merger or share exchange with a wholly-owned subsidiary of the Company) or liquidation of the Company or any sale or disposition of 50% or more of the assets or earning power of the Company except for a tax free distribution of any portion of the Company to its stockholders; or (iv) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange. “Change in control” does not include any reduction in ownership by the Company of a subsidiary of the Company or any other entity designated by the Board in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures.)

Each agreement contains confidentiality restrictions applicable during and after the period of employment, non-solicitation of employees during the period of employment and for two years following termination, and non-competition and other non-solicitation provisions applicable during the period of employment and, upon payment of an additional sum equal to the executive’s annual base salary for each year, for up to two years following termination of employment.

Employment Agreement with Mr. Jennings

Mr. Jennings’ employment agreement expires December 31, 2008, subject to an automatic renewal provision that would extend the agreement for additional one-year periods thereafter unless either we or Mr. Jennings terminate it by written notice delivered at least thirty days before the then-effective expiration date.. His agreement specified a minimum salary amount for the first year of the employment term but allows for such subsequent annual increases as the Company may determine. Mr. Jennings is also eligible to receive discretionary annual performance bonuses under our Executive Bonus Plan determined on the basis of his performance, our performance and certain performance targets recommended by the Competition Committee under the Executive Bonus Plan and approved by our Board of Directors. Under his agreement we also provide Mr. Jennings with a $250,000 life insurance policy and the use of a car.

If Mr. Jennings’ employment is terminated by us for cause (as defined above) or on account of death or disability, he is entitled to no further compensation or benefits other than those earned through the date of termination. If his employment is terminated by us for any reason other than for cause, death or disability, we will provide as severance benefits payment of 100% of his base salary at the rate in effect on the date of termination and immediate vesting of any unvested options. All unvested options vest upon a change in control regardless of whether a termination occurs.

The agreement contains confidentiality restrictions applicable during and after the period of employment, non-solicitation of employees during the period of employment and for two years following termination, and non-competition and other non-solicitation provisions applicable during the period of employment and, upon payment of an additional sum equal to his annual base salary for each year, for up to two years following termination of employment.

The following table describes the potential payments to the listed named executive officers upon such executives’ termination without cause under the employment agreements in effect on December 31, 2006. No additional or alternative salary or benefits would be provided upon a change of control.

		Equity
Name	Salary(1)	Acceleration(2)	Benefits(3)

Carlos E. Agüero, CEO	$275,572	$34,121	—
Eric W. Finlayson, CFO	$137,120	$14,767	—
Michael J. Drury	$210,340	$24,444	—
Arnold S. Graber	$198,450	$40,887	—
Warren Jennings	$180,000	$40,602	—

(1)	Represents one year of base salary.

(2)	Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $5.05, which was the closing price for our stock on the last trading day of 2006 (December 29). Represents the full acceleration of unvested stock options held by such named executive officer at that date.

(3)	Under agreements in effect as of January 1, 2007 for Messrs. Agüero, Finlayson, Drury, and Graber, each such named executive officer is entitled to 12 months of continued COBRA health benefits upon termination without cause or for good reason.

DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for their services as directors of the Company. The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings. The following table summarizes compensation that our directors earned during 2006 for services as members of our Board.

	Fees Earned or	Options	All Other
Name(1)	Paid in Cash	Awards	Compensation	Total

Earl B. Cornette	$9,665	—	—	$9,665
Bret R. Maxwell	—	—	—	—
Walter H. Barandiaran	—	—	—	—
Paul A. Garrett(2)	$45,500	—	—	$45,500

(1)	Directors Carlos E. Agüero and Michael J. Drury are also executive officers of the Company. They do not receive additional compensation for their services as directors.

(2)	Mr. Garrett was initially elected a director March 16, 2005. As an inducement to join the Board and to chair its Audit Committee, Mr. Garrett was granted options for 10,000 shares of our common stock at an exercise price of $3.50 per share on that date. The options vested in equal monthly installments over a period of two years and expire on March 16, 2010.

Mr. Cornette receives a payment of $1,000 per meeting of the Board of Directors attended. Mr. Garrett receives an annual fee of $30,000 for his services as a Director and chairman of our Audit Committee, payable in monthly installments of $2,500, and an additional payment of $1,500 for each board or committee meeting attended. Mr. Maxwell and Mr. Barandiaran hold their seats on the Board as the representatives of investment funds that hold stock in the Company and are not compensated for service to us or for memberships on committees of the Board.

Limitation of Liability and Indemnification

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Third Amended and Restated Certificate of Incorporation and bylaws that limit or eliminate the personal liability of our directors.

Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•	we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We maintain directors’ and officers’ liability insurance to support these indemnity obligations.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

At this time there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves as a director or compensation committee member of any entity that has one or more of its executive officers serving as one of our Directors or on our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

We have two stockholder approved equity compensation plan, the 1997 Long Term Incentive Plan and the 2006 Long-Term Incentive Plan described above. Options generally vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. However, the 78,750 options granted as of December 31, 2002 vested in equal monthly installments on a three-year schedule with an acceleration of the last year on the second anniversary of the grant date, resulting in full vesting at the end of two years.

The following table provides certain information regarding our equity incentive plans as of December 31, 2006.

Number of
Securities
Remaining
	Number of		Available for
	Securities to	Weighted-	Future
	be Issued	Average	Issuance
	Upon	Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans
	Options,	Options,	(Excluding
	Warrants	Warrants	Securities
	and	and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity compensation plans approved by security holders	995,905	$3.40	2,792,251
Equity compensation plans not approved by security holders	—		—

Total	995,905	$3.40	2,792,251

SHAREHOLDER PERFORMANCE

Set forth below is a line graph comparing the cumulative total stockholder return on our common stock against the cumulative total return of the Russell 2000 Index and the Standard & Poor’s Iron and Steel Industry Index Group from March 15, 2005, the first day of public trading of our common stock on the American Stock Exchange, through December 31, 2006. The graph assumes that $100 was invested in the Company’s Common Stock and each index on March 15, 2005, and that all dividends were reinvested.

	3/15/05	12/31/05	12/31/06
Metalico, Inc.	100.0	58.3	97.1
Russell 2000 Index	100.0	107.4	125.7
S&P Steel Index	100.0	104.9	184.4

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known by the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. Should any other matters arise, however, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment on such matters in what they consider the best interests of the Company. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting.

SHAREHOLDER PROPOSALS FOR 2008

Stockholder proposals, including Director nominations, intended for inclusion in the Company’s proxy statement for its 2008 annual general meeting (expected to be held on or about May 20, 2008) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be directed to the Secretary, Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, and must have been received on or before December 13, 2007 so that they may be considered by the Company for inclusion in its proxy statement relating to that meeting. Stockholder proposals to be considered at the 2008 meeting and intended for inclusion under the Company’s Bylaws must be directed to the Secretary not earlier than January 22, 2008 and not later than February 21, 2008 and are subject to the requirements set forth in our Bylaws.

COPIES OF ANNUAL REPORTS ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including audited financial statements set forth therein but otherwise without exhibits, accompanies this Proxy Statement. Upon the written request of a stockholder, the Company will provide copies of the exhibits to the Form 10-K, but a reasonable fee per page will be charged to the requesting stockholder. Such requests should be directed to Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary. The exhibits are also available as attachments to our online EDGAR filings with the SEC, which are accessible through our website, www.metalico.com.

BY ORDER OF THE BOARD OF DIRECTORS

Arnold S. Graber
Executive Vice President,
General Counsel and Secretary

Cranford, New Jersey
April 12, 2007

APPENDIX A

CERTIFICATE OF AMENDMENT
OF THE THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
METALICO, INC.

(Pursuant to Section 242 of the General Corporation Law of Delaware)

Metalico, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Corporation’s name is Metalico, Inc. and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 30, 1999.

2. The Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 24, 2004.

3. Resolutions of the Board of Directors of the Corporation were duly adopted on March 6, 2007 setting forth the amendments to the Certificate of Incorporation of the Corporation set forth in Paragraphs 4 and 5 of this Certificate of Amendment, declaring said amendments to be advisable and directing that the amendments be considered at the next annual meeting of the stockholders of the Corporation.

4. The Certificate of Incorporation is amended to increase the number of authorized shares designated as Common Stock by deleting the first sentence of Section 4A thereof in its entirety and inserting the following in lieu thereof:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 66,650,000 shares, of which 50,000,000 shares are of a class designated Common Stock with a par value of $0.001 per share (hereinafter called ‘Common’), and 16,650,000 shares are of a class designated Preferred Stock, par value $0.001 per share (hereinafter called ‘Preferred’).”

5. The Certificate of Incorporation is further amended to increase the number of shares of Common stock issuable upon exercise of stock options and warrants excluded from the definition of “Additional Shares of Common” by deleting clause (iii) of such definition set forth in Section 4E thereof in its entirety and inserting the following in lieu thereof:

“up to 3,379,635 shares of Common issuable upon exercise of stock options and warrants previously granted and to be granted by the Board and up to 250,000 shares of Common to be sold to employees of Subsidiaries of the Company at a price equal to or less than $3.00 per share; and”

A-1

METALICO, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints David J. DelBianco and Katherine B. Mikel, and each of them, proxies with full power of substitution, to vote all shares of Stock of Metalico, Inc. (the “Company”) held of record by the undersigned on April 5, 2007, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Newark Liberty International Airport Marriott Hotel, Newark Liberty International Airport, Newark, New Jersey, beginning at 9:30 a.m., local time on Tuesday, May 22, 2007, and at any adjournment thereof, upon the following matters:
PLEASE SIGN AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

1. Board of Directors recommends a vote FOR Proposal No. 1.

ELECTION OF DIRECTORS	☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees

Nominees:	Carlos E. Agüero	Earl C. Cornette	Walter H. Barandiaran
	Michael J. Drury	Bret R. Maxwell	Paul A. Garrett
Terms expiring at the 2007 Annual Meeting
(Authority to vote for any nominee named above may be withheld by lining through that nominee’s name.)
2. Board of Directors recommends a vote FOR Proposal No. 2.

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION	☐	FOR	☐	AGAINST	☐	ABSTAIN
3. Other Matters
In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting and at any adjournment thereof.
☐ MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW
☐ MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for Proposal No.1and Proposal No. 2 above, and as said proxies deem advisable on such other matters as may properly come before the Annual Meeting or at any adjournments thereof. If any nominee listed in Proposal No. 1 declines or is unable to serve as a director, then the persons named as proxies shall have full discretion to vote for any other person designated by the Board of Directors.

Dated:	, 2007

Signature

Signature
(Your signature(s) should conform to your name(s) as printed hereon. Co-owners should all sign.).